Exhibit 10.47

INDUSTRIAL LEASE

by and between

STEPHEN & RITA MALLATT

LANDLORD

and

KYLE’S CUSTOM WOOD SHOP, INC.

TENANT

www.hawleytroxell.com

Table of Contents - i

10.2	Landlord’s Insurance Obligations		8
	10.2.1	Property Insurance	8
	10.2.2	Payment of Premiums	9
10.3	Tenant’s Failure to Insure		9
10.4	No Limitation		9
10.5	Waiver of Subrogation		9
10.6	Indemnity		9

Article 11 DEFAULT AND REMEDIES			9
11.1	Event of Default		9
	11.1.1	Failure to Pay Rent	9
	11.1.2	Failure to Pay Other Amounts	9
	11.1.3	Failure to Perform	9
	11.1.4	Guaranty Default	9
	11.1.5	Other Defaults	9
11.2	Remedies		10
11.3	No Waiver		11

Article 12 DAMAGE AND DESTRUCTION			11
12.1	Notice of Casualty		11
12.2	Tenantable Within 270 Days		11
12.3	Not Tenantable Within 270 Days		11
12.4	Termination		11
12.5	Insufficient Proceeds		11
12.6	Landlord’s Repair Obligations		11

Article 13 EMINENT DOMAIN 12			12
13.1	Termination of Lease		12
13.2	Landlord’s Repair Obligations		12
13.3	Tenant’s Participation		12

Article 14 CREDITORS; ESTOPPEL CERTIFICATES			12
14.1	Subordination		12
14.2	Nondisturbance		12
14.3	Attornment		12
14.4	Estoppel Certificate		12

Article 15 ASSIGNMENT AND SUBLEASING			13
15.1	Relationship of Parties		13
15.2	Successors and Assigns		13
15.3	Assignment and Subletting		13
	15.3.1	Consent Required	13
	15.3.2	Continuing Liability; Default; Waiver	13
	15.3.3	Assumption by Transferee	13
15.4	Landlord’s Transfer		13

Article 16 QUIET ENJOYMENT			13

Article 17 TERMINATION OF LEASE			13
17.1	Condition		13
17.2	Holding Over		14
17.3	Indemnity		14
17.4	Abandoned Property		14

Article 18 DAMAGE TO TENANT’S PROPERTY			14

Table of Contents - ii

Article 19 RULES AND REGULATIONS		14

Article 20 MISCELLANEOUS		14
20.1	Notices	14
20.2	Successors	14
20.3	Transfer of Landlord’s Interest	14
20.4	Entire Agreement; Amendment	14
20.5	Severability	15
20.6	Attorneys’ Fees	15
20.7	Brokers	15
20.8	Intentionally Omitted	15
20.9	Governing Law	15
20.10	Time is of the Essence	15
20.11	Relationship of Parties	15
20.12	Construction of Lease and Terms	15
20.13	Counterparts	15

Table of Contents - iii

INDUSTRIAL LEASE

This Industrial Lease (this “Lease”) is made and entered info effective the 1st day of September, 2020 (“Effective Date”) by and between Stephen Mallatt, Jr. and Rita Mallatt, together as “Landlord”, and Kyle’s Custom Wood Shop, Inc., an Idaho corporation, as “Tenant”.

BASIC LEASE INFORMATION

The following Basic Lease Information is applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Premises.	That certain real property located at 10849 W. Emerald St., Boise, ID 83713, which is more particularly described and approximately depicted on Exhibit A, attached hereto and incorporated herein, and the Building and all other improvement located thereon.

2.	Building.	That certain Building, constituting a portion of the Premises, consisting of approximately 6,601 square feet and depicted on Exhibit A.

3.	Lease Term.	Commencing on the Commencement Date and ending sixty (60) months (5 years) following the first day of the calendar month immediately following the month containing the Commencement Date (unless the Commencement Date is the first day of a calendar month, in which event the Lease Term shall end sixty (60) months following the Commencement Date). (See Section 2.1)

4.	Commencement Date.	September 1, 2020

5.	Renewal Option.	(See Section 2.2)

6.	Base Rent.

Months	Annual Base Rent	Monthly Installment
1-12	$84,000.00	$7,000.00
13-36	$86,520.00	$7,210.00
37-60	$89,115.60	$7,426.30

7.	Additional Rent.	Taxes, insurance, and all other monetary obligations, other than Base Rent, of Tenant to Landlord under the terms of this Lease, whether or not specified as Additional Rent herein.

8.	Permitted Use.	Combined wood manufacturing and office space.

9.	Rent Payment Address.	Stephen Mallatt, Jr. 2950 E. Lucca Dr. Meridian, ID 83642

10.	Address for Landlord for Notices.	Stephen Mallatt, Jr.
2950 E. Lucca Dr.
Meridian, ID 83642

11.	Address of Tenant for Notices.	Kyle’s Custom Wood Shop, Inc.
10849 W. Emerald St. Boise, ID 83713

12.	Security Deposit.	Landlord my require Tenant to pay a security deposit in the amount of $8,000.00 at any time, upon written notice to Tenant. Tenant shall pay such deposit within seven (7) days of demand.

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13.	Guarantor.	N/A

14.	Brokers.	N/A

The foregoing basic lease information (the “Basic Lease Information”) is incorporated into and made a material part of the Lease, dated as of the date written above, by and between Landlord and Tenant, to which this Basic Lease Information is attached. If there is any conflict between the Basic Lease Information and the Lease, the Lease shall control.

[Continued]

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Article 1
LEASE OF PREMISES

1.1 Leased Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Lease Term, subject to earlier termination pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

1.2 Acceptance of Premises. Tenant hereby acknowledges that except as expressly set forth in this Lease: (a) Tenant has had the opportunity to inspect the Premises and accepts the Premises in its “AS IS, WHERE IS” condition; (b) the Premises is acceptable for Tenant’s intended Permitted Use; (c) neither Landlord, Landlord’s Broker, nor any of Landlord’s agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease; and (d) TENANT EXPRESSLY WAIVES ANY WARRANTY OF CONDITION OR OF HABITABILITY OR SUITABILITY FOR OCCUPANCY, USE, HABITATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE PREMISES. Landlord represents, warrants, and covenants to Tenant that to Landlord’s knowledge as of the Commencement Date: (a) the roof and slab on the Building are in good working order; (b) the electrical, lighting, heating, plumbing and plumbing fixtures, and any air conditioning systems in the Building are in good working order and condition. Landlord warrants that, as of the Effective Date and to Landlord’s knowledge, it has not received any notice of non-compliance with any governmental statutes, laws, ordinances, orders, decrees, decisions, rules and regulations applicable to the purpose, use and occupancy of the Premises. Notwithstanding the forgoing warrant, Landlord has received a building permit violation notice from the City of Boise, and a fire protection system testing past-due notice from Boise Fire Department related to the two small “lean-to” sheds constructed and located on the Premises. Both matters remain outstanding. The Landlord is presently working with the City of Boise and Boise Fire Department regarding resolutions of the building permit and fire suppression matters related to the two small “lean-to” sheds constructed and located on the Premises.

Article 2
TERM OF LEASE

2.1 Lease Term. The Lease Term is the period stated in the Basic Lease Information. The Lease Term commences on the Commencement Date and, unless earlier terminated in accordance with the terms and conditions of this Lease, expires on the last day of the last calendar month of the Lease Term. Notwithstanding the foregoing, from and after the date of full execution and delivery of this Lease, this Lease shall be in full force and effect, and Tenant shall keep, perform and observe all the terms, covenants, conditions, agreements, indemnities and other promises to be kept, performed and observed by Tenant with respect to the Premises (other than payment of Rent) prior to the Commencement Date.

2.2 Renewal Term. Tenant shall have the right, subject to the provisions hereinafter provided, to renew the Lease Term for one (1) period of five (5) years (each such period is herein referred to as a “Renewal Term”) on the terms and provisions of this Section provided:

2.2.1 This Lease is in full force and effect and Tenant is not in material default in the performance of any of the terms, covenants and conditions herein contained, in respect to which notice of default has been given hereunder which has not been or is not being remedied in the time limited in this Lease, at the time of exercise of the right of renewal and at the time set for commencement of any Renewal Term and Rent and Additional Rent are paid in full, but Landlord shall have the right at its sole discretion to waive this condition;

2.2.2 Each Renewal Term shall be upon the same terms, covenants and conditions as provided in this Lease; provided, however, the annual Base Rent for the first year of each Renewal Term shall be increased by three (3%) percent, and shall be increased each subsequent two (2) years during any applicable Renewal Term by three (3%) percent (i.e., escalating 3% for year 1, 3% for years 2-3, and 3% for years 4-5).

2.2.3 That Tenant shall exercise its right to each Renewal Term provided herein by notifying Landlord in writing of its election to renew the Lease Term on or before the date that not more than twelve (12) months and not less than six (6) months prior to the expiration of the initial Lease Term or the then-current Renewal Term, as applicable (each, an “Extension Notice”). Within thirty (30) days after receipt of Tenant’s Extension Notice, Landlord shall advise Tenant of the adjusted Base Rent for the first year of the applicable Renewal Term. Upon determination of the Prevailing Market Rental Rate for the applicable Renewal Term, the parties will execute an amendment to this Lease to establish and evidence such rate as the Base Rent for the Renewal Term.

2.2.4 Time is of the essence with respect to the rights granted by this Section 2.2.

2.2.5 If Tenant does not exercise a Renewal Term, then all subsequent Renewal Terms shall automatically expire.

2.2.6 The right to renew the Lease Term granted in this Section 2.2 is personal to the original named Tenant and may be exercised only by the originally named Tenant, unless otherwise greed in advance by Landlord in writing.

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Article 3

RENTAL AND OTHER PAYMENTS

3.1 Base Rent. Tenant covenants and agrees to pay Base Rent, as set forth in the Basic Lease Information, to Landlord throughout the Lease Term.

3.2 Time and Manner of Rent Payments. Tenant shall pay Base Rent to Landlord in equal monthly installments, in the amounts set forth in the Basic Lease Information, in advance, commencing on the first (1st) day of each month during the Term, without notice or demand. Tenant will make all Base Rent payments to Landlord at the address specified in the Basic Lease Information or at such other place or in such other manner as Landlord may from time to time designate in writing. Landlord and Tenant will prorate, on a per diem basis, Base Rent for any partial month within the Lease Term. If Landlord shall at any time or times accept Rent to which Landlord is entitled hereunder after the same shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. Tenant’s obligation for the payment of Rent shall survive the expiration or sooner termination of this Lease.

3.3 Additional Rent. Tenant shall pay to Landlord all Additional Rent payable to Landlord pursuant to the terms and conditions of this Lease within thirty (30) days after written demand therefore from Landlord, unless a different time period is specified in this Lease. “Additional Rent” shall mean all monetary obligations, other than Base Rent, of Tenant to Landlord under the terms of this Lease, whether or not specified as Additional Rent herein. “Rent” shall mean Base Rent and Additional Rent collectively.

3.4 Delinquent Rental Payments. If any payment of Rent or any other charge or expense payable under this Lease is not received by Landlord within five (5) days of when due, Landlord my assess and Tenant shall pay to Landlord, as Additional Rent, interest on the overdue amount to Landlord at twelve percent (12%) per annum. Such overdue payment shall bear interest from the applicable due date, without regard to any grace period, until the date such payment is received by Landlord. Such payment shall be in addition to, and not in lieu of, any other remedy Landlord may have.

3.5 Net Lease. It is the intention of the parties that this Lease is a “triple net lease” and Landlord shall receive the Rent, undiminished from all operations, maintenance, and repairs relating to the Premises as set forth herein, which shall arise or become due during the Lease Term, all of which shall be paid by Tenant.

3.6 Independent Obligation. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction.

3.7 Application of Rent Payments. All monies paid by Tenant to Landlord shall be applied in the following order to such amounts then due and owing to Landlord pursuant to this Lease: (1) any unpaid Operating Costs, (2) to any utilities paid by Landlord on Tenant’s behalf, (3) interest on any amounts due and owing to Landlord, (4) reasonable attorney fees and cost incurred by Landlord, (5) late fees, (6) other amounts owed to or paid or incurred by Landlord on Tenant’s behalf (including but not limited to repairs, maintenance, taxes or insurance), and (7) then to Base Rent.

Article 4
OPERATING COSTS

4.1 Operating Costs. In addition to Base Rent, Tenant shall pay as Additional Rent, the Operating Costs (as defined below) for the operation, maintenance, and repair of the Premises as required by this Lease. Tenant shall directly pay and be responsible for all Operating Costs to the appropriate parties.

4.2 Definitions. The following terms shall have the respective meanings hereinafter specified:

4.2.1 “Operating Costs” shall mean all costs of operating, maintaining and repairing the Premises including, without limitation, the following: Property Taxes (as hereinafter defined); utilities, including without limitation, electricity, power, gas, water, sewer, lighting, heating, air conditioning and ventilating, which are not directly paid by Tenant; permits, licenses and certificates necessary to operate, manage and lease the Premises; insurance for the Premises, and the Landlords or property manager’s personal property used solely in the operation of the Premises; supplies, tools, equipment and materials used in the operation, repair and maintenance of the Premises; accounting, legal, inspection, consulting, and other services; equipment rental (or installment equipment purchase or equipment financing agreements); management agreements (including the cost of any management fee actually paid thereunder, up to customary and reasonable amounts); wages, salaries and other compensation and benefits for all persons engaged in the operation or maintenance of the Premises; payments under any easement, operating agreement, declaration, restrictive covenant; window cleaning; trash and rubbish removal; seal coating, slurry coating, patching, re paving, resurfacing, overlaying and re striping parking facilities; roof repairs; and maintenance, repair of all electrical systems, lighting systems, lights, poles, bulbs and ballasts. Notwithstanding the foregoing, Operating Costs shall not include depreciation, interest and amortization on mortgages or other debt costs or ground lease payments, if any; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by Tenant; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Costs in the year in which received); and any expense attributable to costs incurred by Landlord for any capital repairs, improvements or replacement to the Building, including those required by any change in the laws, ordinances, rules, regulations, or otherwise and that are required by any governmental or quasi-governmental authority having jurisdiction over the Property, provided that the cost of each such capital improvement, together with any financing charges incurred in connection therewith, shall be amortized over the useful life thereof, as determined by Landlord, and only that yearly portion shall be included in the Operating Costs for any applicable Lease year.

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4.2.2 “Property Taxes” shall mean all real and personal property taxes and assessments imposed by any governmental authority or agency on the Premises; any assessments levied in lieu of such taxes; any non-progressive tax on the rental of the Premises; and any other costs levied or assessed by, or at the direction of, any federal, state, or local government authority in connection with the use or occupancy of the Premises, less any tax refunds obtained as a result of an application for review thereof; but shall not include any net income, franchise, estate or inheritance taxes.

Article 5

USE OF PREMISES

5.1 Use of Premises. Tenant will use the Premises exclusively for the Permitted Use, consistent with current practices, and shall not use the Premises for any other purposes. In the event required, Tenant shall, at Tenant’s expense, apply for and obtain a Certificate of Occupancy with respect to the Premises, based upon the Permitted Use, from the appropriate authority prior to the Commencement Date.

5.2 Operation by Tenant. From and after the Effective Date, Tenant covenants and agrees that it will comply with all laws, ordinances, rules and regulations of governmental, public, private and other authorities and agencies, relating to Tenant’s use or occupancy of the Premises. Tenant also covenants and agrees it will not use the Premises in a manner which constitutes a nuisance or waste. Tenant shall promptly take and pay for all substantial and non-substantial actions necessary to comply with all laws regulating the use by Tenant of the Premises, including, without limitation, the OSH Act and the Americans with Disabilities Act of 1990, as amended. Tenant’s failure to comply with the requirements of this Section 5.2 shall be an Event of Default (as defined below).

5.3 Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to inspect the Premises or to show the Premises to potential buyers, investors, tenants, or other parties, or for any other purpose Landlord deems necessary. Landlord shall give Tenant twenty-four (24) hours prior written notice of such entry, except in the case of an emergency. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Landlord may place customary “For Sale” or “For Lease” signs on or about the Premises.

5.4 Signs. Tenant shall not install any sign, picture, advertisement, notice, lettering or decoration to be painted, affixed or displayed on any part of the exterior of the building, or anywhere in the interior of the Premises where the item is prominently visible from the exterior of the building, without, in each instance, first obtaining the prior written approval of Landlord not to be unreasonably withheld, which approval will include, but is not limited to, the color, size, location and method of installation of the requested signage. All Tenant signage and advertising must also comply with all rules and regulations of the City of Boise, and/or any other legal authority with such signage jurisdiction. All such signs will remain the property of Tenant and will be maintained in proper working order at all times by Tenant at Tenant’s sole cost and expense. At or before the expiration or earlier termination of the Term, Tenant will remove its sign(s) from the Premises and will promptly repair all damage caused by the removal.

Article 6
HAZARDOUS MATERIALS.

6.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Premises in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Premises that Tenant brings upon, keeps or uses on the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Premises (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Premises (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Premises. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Premises, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses (“Claims”) relating to or in any way connected with Hazardous Materials in, on, under or about the Premises without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Premises. Tenant shall cooperate with Landlord and permit Landlord and all governmental authorities having jurisdiction reasonable access to the Premises for purposes of conducting any environmental monitoring required by applicable Hazardous Materials Laws.

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6.2 Notice Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Premises that result from or in any way relate to Tenant’s use of the Premises immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claims made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five (5) business days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use thereof. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord.

6.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

6.4 Indemnification. Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord and Landlord’s respective family members, officers, directors, partners, shareholders, members employees, successors and assigns from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Premises (including water tables and atmosphere) that Tenant brings upon, keeps or uses on the Premises. Tenant’s obligations under this Section 6.4 include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Premises; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Premises; and (d) consultants’ fees, legal fees, fines, administrative costs of a third party, experts’ fees and response costs. The foregoing indemnification shall survive any assignment or termination of this Lease.

6.5 For purposes of this Article 6:

6.5.1 “Hazardous Materials” means any pollutant, contaminant, or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended or hereafter amended, including, without limitation, any material or substance which is: (a) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317) or equivalent State Laws; (b) defined as a “hazardous waste” pursuant to § 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903) or equivalent State Laws; (c) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601) or equivalent State Laws; (d) petroleum; (e) asbestos or asbestos- containing materials; (f) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs; (g) radon; (h) medical waste; and (i) petroleum products.

6.5.2 “Environmental Law” mean all laws: (a) relating to the environment, human health, or natural resources; (b) regulating, controlling, or imposing liability or standards of conduct concerning any Hazardous Materials; (c) relating to the investigation, response, clean up, remediation, prevention, mitigation, or removal of any Hazardous Materials necessary to comply with any Environmental Laws; and (d) requiring notification or disclosure of releases of Hazardous Materials or of the existence of any environmental conditions on or at the Premises, as any of the foregoing may be amended, supplemented, or supplanted from time to time.

Article 7
MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Landlord, at Landlord’s cost and expense, shall maintain and keep in good repair the foundations, exterior walls, the roof and other structural portions of the Building. Notwithstanding the foregoing, any costs incurred by Landlord in the maintenance or repair of above identified elements of the Building caused by normal wear and tear shall be an Operating Cost.

Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time, not to exceed thirty (30) days (unless Landlord is not reasonably able to make such repairs within a 30-day period, then in such event Landlord will have an additional reasonable period of time to perform the repairs as long as Landlord commences the repairs within the 30-day period and thereafter diligently pursues the same to completion), after written notice of the need of such repairs or maintenance is given by Tenant to Landlord.

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7.2 Tenant’s Obligations. Tenant shall at its expense maintain and repair all portions of the Premises and the equipment, systems or fixtures relating thereto, except to the extent specified in Section 7.1 above, at all times in good condition and repair, all in accordance with the laws of the State of Idaho and all health, fire, police and other ordinances, regulations and directives of governmental agencies having jurisdiction over such matters; provided, however, that Tenant’s obligation for repairs and replacement of the HVAC system is capped at $3,500 per unit, per occurrence, during the Lease Term. Tenant shall also, at its expense: a) provide all janitorial services required for the Premises; b) separately contract for snow removal on the Premises; c) maintain and keep the landscaping on the Premises is a good and attractive appearance; and d) pay for and maintain the security system on the Premise. Tenant shall replace at Tenant’s sole expense any glass that may be broken in the Premises, and elsewhere in the Building if done through any fault or negligence of Tenant or any Tenant Representative (except to the extent covered by insurance), with glass of the same size, specifications and quality, with signs thereon, if required. Tenant is responsible for any specialty items in place or installed in the Premises including, without limitation, lighting that is not Building-standard, or plumbing and access system installed by Tenant.

7.3 Damage Caused by Tenant. Notwithstanding any contrary provisions set forth in this Lease, any damage to the Premises, including but not limited to, exterior glass for the Building or its systems, or the improvements, caused by Tenant or a Tenant Representative (as defined below), shall be promptly repaired or replaced to or better than its former condition in a good and workmanlike manner by Tenant, as required and approved by Landlord, at Tenant’s expense. Tenant shall not be responsible for the cost of such damage to the extent it is covered by insurance and any subrogation claims shall be waived to the extent such waiver does not invalidate coverage. The term “Tenant Representative” shall mean any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of Tenant, or any third party other than Landlord.

7.4 Tenant to Keep Premises Clean. In addition to the foregoing, and not in limitation of it, Tenant shall also, at Tenant’s expense, undertake all replacement of all plate glass and light bulbs, florescent tubes and ballasts, and decorating, redecorating and cleaning of the interior of the Building, and shall keep and maintain the Premises in a clean condition, free from debris, trash, refuse, snow and ice.

7.5 Tenant’s Negative Covenants. Tenant shall not injure, deface, permit waste nor otherwise harm any part of the Premises, permit any nuisance at the Premises, permit the emission of any objectionable noise or odor from the Premises, place a load on the floor on the Premises exceeding the floor load per square foot the floor was designed to carry, or install, operate or maintain any electrical equipment in the Premises that shall not bear an underwriters approval.

7.6 Maintenance/Service Contract. Tenant may (or upon written demand by Landlord), at Tenant’s expense, enter into a maintenance/service contract with a maintenance contractor, which shall provide for regularly scheduled servicing of all hot water, heating, ventilation and air conditioning systems and equipment in the Premises. The maintenance contractor and the maintenance/service contract shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld. The maintenance/service contract shall include, without limitation, all servicing suggested by the manufacturer, within the operations/maintenance manual pertaining to such system and/or equipment, and shall be effective (and a copy thereof delivered to Landlord) no later than thirty (30) days after the Commencement Date. Scope of frequency for such maintenance/service shall be approved by Landlord, at Landlord’s sole discretion. Landlord shall be allowed to contract directly for such maintenance/service contract and Tenant shall be responsible for such costs as an Operating Expense.

Article 8
ALTERATIONS

8.1 Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Premises, including, but not limited to the Building exterior or interior, HVAC, and interior build-out, or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Landlord, which may be withheld, conditioned, or delayed in Landlord’s sole and absolute discretion.

8.2 All Alterations shall be made at Tenant’s sole expense. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then-existing construction standards for the Premises and must be of a type, materials and finish (including floor coverings and ceilings) customary for general warehousing use and the Premises. Alterations shall be diligently prosecuted to completion to the end that the Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto. Tenant shall secure all licenses and permits necessary for any Alterations prior to the commencement of such work and shall give Landlord reasonable written notice prior to the commencement of any Alterations and shall allow Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations.

8.3 All Alterations installed in or attached to the Premises by Tenant (except trade fixtures) shall, at the option of Landlord, upon the expiration or earlier termination of the Lease, belong to and become the property of Landlord without any payment from Landlord and if such option is exercised, shall be surrendered by Tenant in good order and condition as part of the Premises upon the expiration or sooner termination of the Lease Term. At Landlord’s request, Tenant shall restore the Premises to the condition it was in prior to Tenant’s occupancy, such restoration to be completed on or before the expiration of the Lease Term, at Tenant’s expense. Tenant shall not use or penetrate the roof of the building on the Premises for any purpose whatsoever without the prior written consent of Landlord, which consent may be withheld, conditioned, or delayed by Landlord, in Landlord’s sole and absolute discretion. Landlord reserves the right to require Tenant to remove any or all of its trade fixtures and restore the Premises to its original condition.

8.4 Landlord shall have no obligation to pay any expenses or administrative fees relating to any Alterations.

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8.5 Tenant shall pay all costs for the work done by or for Tenant on the Premises, and Tenant shall keep the Premises free and clear of all liens of whatever kind or nature. Tenant shall indemnify, defend, save and hold Landlord harmless from and against any and all liability, loss, damage, cost, attorneys’ fees and all other expenses on account of any prohibited lien.

8.6 Any additional or other upgrades, replacements or alternations to the Premises required as part of the Alterations (“Other Alterations”) shall be performed by Tenant, at Tenant’s sole cost and expense, and in accordance with the provisions of this Article 8.

Article 9
UTILITIES

9.1 Tenant shall, at Tenant’s own expense, obtain all utility services supplying the Premises, including but not limited to electricity, water, sewer, standby water for sprinkler, gas, telephone and all other utilities and other communication services, in its own name, effective as of the commencement of the Lease, and shall pay the cost directly to the applicable utility, including any fine, penalty, interest or cost that may be added thereto for non-payment thereof.

9.2 Tenant shall not install any equipment that can exceed the capacity of any utility facilities and if any equipment installed by Tenant requires additional utility facilities, the same shall be installed at Tenant’s expense in compliance with all code requirements and plans and specifications and must be approved in writing by Landlord.

9.3 Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption or failure of said services unless caused by the negligent or wrongful act or omission of Landlord; and no temporary interruption or failure of such services for any reason shall be deemed a breach or default of this Lease, an eviction of Tenant, or relieve Tenant from any of Tenant’s obligations hereunder including Tenant’s obligation to pay Rent.

Article 10
INSURANCE

10.1 Tenant’s Insurance Obligations. Tenant, at all times during the Lease Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the following insurance:

10.1.1 Liability Insurance. Tenant shall, at Tenant’s sole cost and expense, obtain and keep in force during the Lease Term a policy of commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $2,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord, as required by written contract, and to provide that it shall not be cancelable or reduced without at least thirty (30) days prior notice to Landlord with ten (10) days’ notice for non-payment of premium. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Premises is located and rated at least “A” in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least ten (10) days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

10.1.2 Property Insurance. Tenant shall obtain and maintain insurance coverage for on all of Tenant’s personal property, trade fixtures, , inventory, goods, personal property (including also property under the care, custody or control of Tenant) and business interests which may be located in, upon or about the Premises, at Tenant’s sole cost and expense, for the benefit of Tenant against loss or damage by fire and such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, inventory, goods, personal property and business located in a building similar in construction, general location, use, occupancy and design to the Premises, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, , malicious mischief, civil commotion and such other coverage as Tenant may deem appropriate or necessary.

10.1.3 Worker’s Compensation. Tenant shall obtain and maintain during the Lease Term workers’ compensation insurance as is required by the laws of the state in which the Premises is located.

10.1.4 Intentionally Deleted.

10.1.5 Additional Insurance. Any other form or forms of insurance as Landlord or Landlord’s mortgagees may reasonably require from time-to-time, in form and amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

10.2 Landlord’s Insurance Obligations. Landlord will at all times during the Lease Term maintain the following insurance:

10.2.1 Property Insurance. Property insurance on the Premises in an amount not less than the full insurable replacement cost of the Premises insuring against loss or damage by fire and other casualty. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any personal property or trade fixtures of Tenant within the Premises or otherwise located on the Premises.

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10.2.2 Payment of Premiums. The cost of the premiums for the insurance policies maintained by Landlord shall be paid by Tenant as equal monthly payments as part of the Operating Cost. Premiums for policy periods commencing before, and ending after, the Lease Term shall be prorated.

10.3 Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to obtain and maintain the insurance required under this Lease, Landlord may, but is not obligated to, after giving Tenant a three (3) business day cure right to so obtain same, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this Section 10.3 does not relieve Tenant from any default under this Lease.

10.4 No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.5 Waiver of Subrogation. To the extent that the parties may legally so agree, neither Landlord nor Tenant shall be liable by way of subrogation or otherwise to the other party, or to any insurance company insuring the other party for any loss or damage to any of the property of Landlord or Tenant, as the case may be, which loss or damage is covered by any insurance policies carried by the parties and in force at the time of any such damage, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, and the party hereto sustaining such loss or damage so protected by insurance waives its rights, if any, of recovery against the other party hereto to the extent and amount that such loss is covered by such insurance. This release shall be in effect only so long as the applicable insurance policies do not contain a clause or endorsement that causes the aforementioned waiver to reduce the right of the insured to recover under such policies.

10.6 Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from all Claims arising from (a) Tenant’s use of the Premises during the Lease Term or the conduct of its business or any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises during the Lease Term, except to the extent (if any) such claim arises from the negligence or intentional misconduct of Landlord, its agents, employees, guests or invitees, (b) any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, (c) any act, neglect, fault or omission of Tenant or of its agents or employees, guests or invitees during the Lease Term, and (d) all reasonable costs, attorneys’ fees, expenses and liabilities incurred by Landlord relating to or resulting from such Claims or any action or proceeding brought thereon, except to the extent arising from the act, omission or negligence of Landlord, its agents, employees, guests or invitees.

Article 11

DEFAULT AND REMEDIES

11.1 Event of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease:

11.1.1 Failure to Pay Rent. Tenant fails to pay Rent as and when due.

11.1.2 Failure to Pay Other Amounts. Tenant fails to make any payment of any other sum or charge payable under this Lease, other than Rent, or any part thereof when and as the same shall become due and payable and such default continues for a period of ten (10) days after receipt by Tenant of notice from Landlord specifying the default.

11.1.3 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of thirty (30) days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot reasonably cure its breach or failure within a 30-day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed ninety (90) days after the expiration of the 30-day period. If Tenant has been given notice of the same or a substantially similar violation or failure on two (2) or more other occasions within the twelve (12) month period preceding the most recent violation or failure, regardless whether such earlier violations or failures were cured within the allowed cure period, then the current violation shall be an Event of Default without any further notice or cure period being afforded.

11.1.4 Guaranty Default. Guarantor’s default under any guaranty now or after the Effective Date securing all or any part of Tenant’s obligations under this Lease.

11.1.5 Other Defaults. Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within sixty (60) days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within thirty (30) days. If a court of competent jurisdiction determines that any act described in this Section 11.1.5 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

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11.2 Remedies. In the event of any Event of Default, Landlord may, at its option, exercise any and all of the remedies listed below. No such remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy (except where inconsistent), but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity, and every power and remedy given by the Lease to Landlord may be exercised from time to time and as often as the occasion may rise or may be deemed expedient

11.2.1 Landlord may, without terminating this Lease, enter upon the Premises, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease, in which event Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in complying with Tenant’s obligation under this Lease and Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the negligence or intentional misconduct of Landlord.

11.2.2 Landlord may, if it elects to do so, bring suit for the collection of rents and/or any damages resulting from Tenant’s default without entering into possession of the Premises or terminating this Lease.

11.2.3 Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re- enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five (5) days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term.

For purposes of this Section 11.2:

●	“Re-entry Costs” means all reasonable costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorneys’ fees) and storing such property; (c) reletting, renovating, restoring or altering the Premises; and (d) real estate commissions, advertising expenses, legal fees and similar expenses paid or payable in connection with reletting all or any part of the Premises. “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

●	“Net Rent” means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re- entry Costs (which costs are paid second to Landlord)

11.2.4 Landlord may terminate this Lease after three (3) days’ written notice to Tenant and this Lease shall terminate on the date specified in such notice. Tenant shall quit and surrender the Premises by said date, failing which, Landlord may enter upon the Premises immediately or at any subsequent time without additional notice or demand (which additional notice or demand is hereby expressly waived by Tenant) without being liable for prosecution of any claim for damages therefor, and expel Tenant and those claiming under Tenant and remove their effects without being guilty of any manner of trespass. Tenant agrees that if Landlord shall cause Tenant’s goods or effects to be removed from the Premises pursuant to the terms hereof or of any court order, Landlord’s act of so removing such goods or effects shall be deemed to be the act of and for the account of Tenant. If this Lease is so terminated, Tenant shall be liable for and shall pay to Landlord the sum of all rental and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the present value of (1) the Base Rent for the remaining portion of the Term (had the Term not been terminated prior to the date of expiration stated in the Basic Lease Terms); plus (2) the unamortized balance of any reasonable rent abatements, brokers’ fees and commissions, attorneys’ fees and costs, and reimbursements, construction allowances and other costs incurred by Landlord to improve the Premises under this Lease, discounted at a per annum rate equal to the discounted rate of the Federal Reserve Bank of San Francisco plus one percentage point; less (3) any rent actually received by Landlord in leasing the Premises at reasonable market rates. It is agreed by the parties that the actual damages which might be sustained by Landlord by reason of Tenant’s default hereunder are uncertain and difficult to ascertain, and that the foregoing measure of damages is fair and reasonable.

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11.2.5 Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to an Event of Default, regardless whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs investigating, negotiating, restoring, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s reasonable fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

11.2.6 Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated, and, to the fullest extent allowable under applicable laws, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord from and against any and all Claims occasioned by Landlord’s lawful re-entry of the Premises and disposition of Tenant’s property. No such reentry is to be considered or construed as a forcible entry by Landlord. Landlord will not be liable to hold or store Tenant’s property for more than thirty (30) days.

11.3 No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease is not to be construed as a waiver of a subsequent breach of the same covenant, term or condition.

Article 12

DAMAGE AND DESTRUCTION

12.1 Notice of Casualty. If the Building shall be damaged or destroyed by any peril, including but not limited to, fire, wind storm or other casualty (each such occurrence, a “Casualty”), at any time, whether covered by insurance to be provided under this Lease, or not, Tenant shall give prompt notice thereof to Landlord and this Lease shall continue in full force and effect.

12.2 Tenantable Within 270 Days. Except as provided in Section 12.3, if fire or other casualty renders the whole or any material part of the Building untenantable and Landlord determines (in Landlord’s reasonable discretion) that it can make the Building tenantable within 270 days after the date of the casualty, then Landlord will notify Tenant that Landlord will within the 270 day period to repair and restore the Building to as near their condition prior to the casualty as is reasonably possible. Landlord will provide the notice within forty-five (45) days after the date of the casualty. In such case, this Lease remains in full force and effect, Rent for the period during which the Building is untenantable shall abate pro rata (based upon the untenantable portion of the Building as compared with the entirety of the Building).

12.3 Not Tenantable Within 270 Days. If fire or other casualty renders the whole or any material part of the Building untenantable and Landlord determines (in Landlord’s reasonable discretion) that it cannot make the improvements on the Premises tenantable within 270 days after the date of the casualty, then Landlord will so notify Tenant within forty-five (45) days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice. If Landlord does not terminate this Lease as provided in this section, Tenant may terminate this Lease by notifying Landlord within thirty (30) days after the date of Landlord’s notice, which termination will be effective thirty (30) days after the date of Tenant’s notice.

12.4 Termination. In the event that all or a substantial part of the Building is rendered unusable in the last one (1) year of the Lease Term, or if the restoration of the Building to its prior use and character is reasonably estimated to take more than 270 days, then Tenant may elect to terminate this Lease, by a notice to Landlord given not later than 30 (thirty) days following such Casualty. If Tenant makes such election, the term shall expire on the sixtieth (60th) day after notice of such election and Tenant shall vacate the Premises and surrender the same to Landlord.

12.5 Insufficient Proceeds. If this Article 12 obligates Landlord to repair damage to the improvements on the Premises caused by fire or other casualty and Landlord does not receive sufficient insurance proceeds (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all of the damage, then Landlord, at Landlord’s option, by notifying Tenant within sixty (60) days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

12.6 Landlord’s Repair Obligations. If this Lease is not terminated under Sections 12.2 through 12.4 following a fire or other casualty, then Landlord will repair and restore the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed and Rent for the period during which the improvements on the Premises are untenantable will abate pro rata (based upon the untenantable portion of the improvements on the Premises as compared with the entirety of the improvements on the Premises). In no event is Landlord obligated to repair or restore any special equipment or improvements installed by Tenant, or any personal or other property of Tenant.

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Article 13

EMINENT DOMAIN

13.1 Termination of Lease. Should title or possession of all of the Premises be taken in condemnation proceedings by a government agency, governmental body or private party (“Condemning Authority”) under the exercise of the right of eminent domain (“Taking”), Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate upon such date Condemning Authority takes title or possession of the Premises. Tenant will pay Rent to the date of termination.

13.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 13.1 and the Taking includes a portion of the improvements on the Premises, this Lease automatically terminates as to the portion of the Premises taken upon such vesting of title or taking of possession and Landlord will, at its sole cost and expense, restore the remaining portion of the improvements, except any specialized improvements for fixtures installed for Tenant’s use of the Premises, on the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Base Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Base Rent provided for in this Lease multiplied by a fraction, the numerator of which is the square footage of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the square footage of the Premises prior to the Taking. Tenant’s obligation to pay Rent will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

13.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

Article 14

CREDITORS; ESTOPPEL CERTIFICATES

14.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Premises, is subject and subordinate to the lien of any to any deed of trust or mortgage encumbering all or any portion of the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded (each a “Mortgage”). Tenant, on Landlord’s demand, will execute and deliver to Landlord or to any other person Landlord designates any commercially reasonable instruments, releases or other documents reasonably required to confirm the self- effectuating subordination of this Lease as provided in this Section 14.1 to the lien of any Mortgage. Tenant shall execute and deliver promptly any certificate or instrument, including, but not limited to, a tenant estoppel and assignment of lease and rents, in recordable form, that Landlord may request in confirmation of such subordination. The lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises.

14.2 Nondisturbance. So long as no default exists under this Lease which at such time would then permit Landlord to terminate this Lease or to exercise any dispossess remedy provided for therein, (a) Tenant will not be made a party in any action or proceeding to foreclose the Mortgage or to remove or evict Landlord from the Premises; (b) Tenant will not be evicted or removed from the Premises nor will Tenant’s rights under the Lease be disturbed or Tenant’s possession or right to possession of the Premises be terminated or disturbed; and (c) the Mortgagee, upon succeeding to Landlord’s interest in the Premises, but limited to the time such Mortgagee holds Landlord’s interest in the Premises, will recognize this Lease for the full term hereof (including any and all extensions or renewals).

14.3 Attornment. If any ground lessor, holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease or the Premises, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease or the Premises (as the case may be) and recognize such transferee or successor as landlord under this Lease. In no event shall any such transferee of or successor to Landlord’s interest in this Lease or the Premises be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, or (ii) any security deposit or the like not actually received by such successor, or (iii) any amendment or modification in this Lease made without the consent of the applicable holder of any Mortgage, or (iv) any construction obligation, free rent, or other concession or monetary allowance, or (v) any set-off, counterclaim, or the like otherwise available against any prior landlord (including Landlord), or (vi) any act or omission of any prior landlord (including Landlord).

14.4 Estoppel Certificate. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease; and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may reasonably request. Tenant will deliver the statement to Landlord within ten (10) business days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Premises and any such party may conclusively rely upon such statement as true and correct.

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Article 15

ASSIGNMENT AND SUBLEASING

15.1 Relationship of Parties. Nothing contained in this Lease may be construed as creating the relationship of principal and agent, debtor and creditor, partnership, or joint venture. Neither the method of computation of Rent nor any other provision of this Lease, nor any act of the parties, will create any relationship other than that of landlord and tenant.

15.2 Successors and Assigns. This Lease shall benefit and bind the successors and assigns of Landlord and Tenant.

15.3 Assignment and Subletting.

15.3.1 Consent Required. Without Landlord’ express written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, or otherwise transfer or hypothecate any of its interest in or rights with respect to the Premises, including a transfer of a controlling ownership interest in Tenant or of all or substantially all of Tenant’s assets (collectively, “Assignment”), or permit any portion of the Premises to be occupied by anyone other than Tenant or sublet all or any portion of the Premises or transfer a portion of its interest in or rights with respect to the Premises (collectively, “Sublease”). Without limiting Landlord’s right to withhold consent for any other reason deemed “reasonable”, Landlord will have reasonable basis to withhold its consent if Tenant tenders for Landlord’s approval an Assignment or Sublease of the Premises or any part of the Premises to a proposed assignee/subtenant who proposes to pay a base rent lower than the Base Rent payable under this Lease, who has been in negotiations with Landlord for other space owned by Landlord, who has been in litigation with Landlord within the past five years, whose use is unknown, whose financial condition indicates that it may not be able to perform its leasehold obligations or who, in the context of an assignment, does not assume the obligations of Tenant, who is of poor reputation in the local business community, who is a user of hazardous materials, or who has been convicted of any crime of moral turpitude or involving securities or tax law violations. Tenant will pay to Landlord 100% of all profit (other than profit from the sale of the business and other than as may be set forth below) derived by Tenant from such Assignment or Sublease.

15.3.2 Continuing Liability; Default; Waiver. Tenant shall not be relieved of any obligation to be performed by the tenant under this Lease, including the obligation to obtain Landlord’s consent to any other Assignment or Sublease, regardless of whether Landlord consented to any Assignment or Sublease. Any Assignment or Sublease that fails to comply with this Section 15.3 is void and of no force or effect and, at Landlord’s option, will constitute an Event of Default by Tenant under this Lease.

15.3.3 Assumption by Transferee. Each transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain jointly and severally liable with Tenant for the payment of Rent and other charges, and for the performance of all other provisions of this Lease. Each Transferee under a Sublease shall be subject to this Lease.

15.4 Landlord’s Transfer. Landlord may sell, assign, or otherwise transfer all or any part of its interest in the Premises without the consent of Tenant. If Landlord should sell or transfer Landlord’s interest in the Premises, other than a transfer for security purposes only, then effective with the date of the sale or transfer, Landlord shall be automatically released and discharged from any further obligations and responsibilities under this Lease (except those already accrued).

Article 16

QUIET ENJOYMENT

Landlord covenants to control its activities and personnel such that if and so long as Tenant pays Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease, Tenant shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.

Article 17

TERMINATION OF LEASE

17.1 Condition. Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord. Tenant shall leave the Premises in as good repair and condition including but not limited to damage to walls repaired/patched, Premises cleaned, windows washed, debris removed from Premises, as the Premises are in on the Commencement Date of this Lease, reasonable wear and tear, casualty and repairs that are Landlord’s obligation, excepted. Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all furniture, equipment, business and trade fixtures, free- standing cabinetwork, movable partitions and other articles of personal property owned by Tenant and all similar items of any other persons claiming under Tenant. Tenant shall, before expiration of termination, repair all damage to the Premises resulting from such removal and otherwise restore the Premises. Notwithstanding the foregoing, Tenant shall be obligated to remove any buildings, sheds, barns, canopies or similar fixtures owned by Tenant upon the Premises.

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17.2 Holding Over. If Tenant possesses the Premises after the Lease Term expires or is otherwise terminated without executing a new lease, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) on a month to month basis and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 17.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to one hundred fifty percent (150%) of Tenant’s then-existing Basic Rent (on a daily basis) plus one hundred percent (100%) of all Additional Rent in effect during the last month of the Lease Term (subject to increases thereafter as determined by Landlord in accordance with the provisions of this Lease).

17.3 Indemnity. If Tenant does not surrender the Premises upon the expiration or earlier termination of this Lease, or in the condition required in this Lease, Tenant releases and will indemnify, defend (with counsel reasonably acceptable to Landlord) protect and hold harmless Landlord from and against any Claim resulting from Tenant failure to comply with this Article, including, without limitation, any Claim made by any succeeding occupant.

17.4 Abandoned Property. Any property of Tenant not removed or in the process of being removed by Tenant within seventy-two (72) hours of vacating the Premises shall be considered abandoned and Landlord may without liability reuse or remove and dispose of any or all of such items in any manner. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

Article 18

DAMAGE TO TENANT’S PROPERTY

Except in cases of Landlord’s gross negligence or willful act or violation of its obligations hereunder, notwithstanding anything to the contrary in this Lease, neither Landlord nor its agents shall be liable for (a) any loss or damage to any property by theft or otherwise, (b) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain that may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub surface or from any other place or resulting from dampness or any other cause whatsoever, or (c) any damage or loss to the business or occupation of Tenant. Tenant shall give prompt notice to Landlord in case of fire or accident in the Premises or in the Building or of defects therein or in the fixtures or equipment.

Article 19

RULES AND REGULATIONS

Tenant agrees to observe and be bound by the rules and regulations applicable to the Premises which may be promulgated by Landlord. Landlord reserves the right to amend said Rules and Regulations as Landlord, in its reasonable judgment, may from time to time deem to be necessary or desirable for the safety, care and cleanliness of the Premises or the Building and the preservation of good order therein, and Tenant agrees to comply therewith. In no event shall Landlord be liable to Tenant or any party acting by or through Tenant for the failure of other tenants to comply with the rules and regulations. To the extent the rules and regulations conflict with this Lease, this Lease shall control.

Article 20

MISCELLANEOUS

20.1 Notices. All notices and other communications must be in writing and may be delivered (a) in person, with the date of notice being the date of personal delivery; (b) by United States Mail, postage prepaid for certified or registered mail, return receipt requested, with the date of notice being the date of the postmark on the return receipt; (c) by e-mail, with oral or written confirmation and the date of the notice being the date of the e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) by nationally recognized delivery service such as Federal Express, with the date of notice being the date of delivery as shown on the confirmation provided by the delivery service. Notices must be addressed to the parties at the addresses set forth in Basic Lease Information or to the most recent address provided by each party to the other party in accordance with this Section 20.1. Payments to be made under this Lease will be received only upon actual receipt by the payee.

20.2 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

20.3 Transfer of Landlord’s Interest. In the event of any transfer or transfers of Landlord’s interest in the Property or the Building, other than a transfer for security purposes only, Tenant agrees that Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

20.4 Entire Agreement; Amendment. The Basic Lease Information and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations regarding the lease of the Premises, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the building rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

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20.5 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

20.6 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

20.7 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease, and release and will indemnify, defend and hold the other harmless from and against any claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease.

20.8 Intentionally Omitted.

20.9 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State of Idaho.

20.10 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.11 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

20.12 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease.

20.13 Counterparts. This Lease may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the Effective Date.

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LANDLORD:

/s/ Stephen Mallatt, Jr.
Stephen Mallatt, Jr.

/s/ Rita Mallatt
Rita Mallatt

TENANT:

KYLE’S CUSTOM WOOD SHOP, INC.

By:	/s/ Stephen Mallatt, Jr.
Name:	Stephen Mallatt, Jr.
Title:	President

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EXHIBIT A

LEGAL DESCRIPTION AND DEPICTION OF PREMISES

Lot 6 in Block 5 of West Boise Industrial Park No. 6, according to the official plat thereof, filed in Book 69 of Plats at Page(s) 7078 through 7080, official records of Ada County, Idaho.

EXHIBIT A - INDUSTRIAL LEASE